As filed with the Securities and Exchange Commission on February 28, 2011

Registration No.  333-144214

333-135118

333-125605

333-105882

333-79737

333-74461

333-28449

333-11237

333-07241

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-144214

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-135118

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-125605

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-105882

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-79737

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-74461

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-28449

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-11237

Post-Effective Amendment No. 1 to Form S–8 Registration Statement No. 333-07241

UNDER
THE SECURITIES ACT OF 1933

GGP, Inc.

(f/k/a General Growth Properties, Inc.)

(Exact name of registrant as specified in its charter)

Delaware	42-1283895
(State or other jurisdiction of incorporation or organization)	(I.R.S. employer identification no.)

110 N. Wacker Drive

Chicago, Illinois 60606

 (Address of Principal Executive Offices)

General Growth Properties, Inc. Employee Stock Purchase Plan, as amended

General Growth 401(k) Savings Plan, as amended

General Growth Properties, Inc. 1998 Incentive Stock Plan, as amended

General Growth Properties, Inc. 2003 Incentive Stock Plan

General Growth Properties, Inc. Employee Stock Purchase Plan

General Growth Properties, Inc. 1998 Stock Incentive Plan

General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended

General Growth Management Savings Plan

General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended

(Full Title of the Plan)

Sandeep Mathrani
Chief Executive Officer

GGP, Inc.

110 N. Wacker Drive

Chicago, Illinois 60606

(312) 960-5000

(Name, Address and Telephone Number,

including Area Code, of Agent for Service)

Copy to:
Matthew D. Bloch, Esq.

Heather L. Emmel, Esq.

Weil, Gotshal & Manges LLP

767 Fifth Avenue

New York, NY 10153

(212) 310-8000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒	Smaller reporting company ☐

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments (each, a “Post-Effective Amendment,” and collectively, the “Post-Effective Amendments”), filed by GGP, Inc, formerly General Growth Properties, Inc., a Delaware corporation (the “Company”), remove from registration all shares of common stock (the “Common Stock”), of the Company, registered under the following Registration Statements on Form S-8 filed by the Company (the “Registration Statements”) with the U.S. Securities and Exchange Commission (the “SEC”), pertaining to the registration of shares of Common Stock offered under certain employee benefit and equity plans and agreements (the “Plans”).

Registration No.	Date Filed With the SEC	Name of Equity Plan or Agreement	Shares	Par Value per Share
333-144214	June 29,2007	General Growth Properties, Inc. Employee Stock Purchase Plan, as amended	1,500,000	$0.01
333-135118	June 19, 2006	General Growth 401(k) Savings Plan	1,500,000	$0.01
333-125605	June 8, 2005	General Growth Properties, Inc. 1998 Incentive Stock Plan	8,000,000	$0.01
333-105882	June 6, 2003	General Growth Properties, Inc. 2003 Incentive Stock Plan	3,000,000	$0.10
333-79737	June 1, 1999	General Growth Properties, Inc. Employee Stock Purchase Plan	500,000	$0.10
333-74461	March 16, 1999	General Growth Properties, Inc. 1998 Incentive Stock Plan	1,000,000	$0.10
333-28449	June 3, 1997	General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended	1,000,000	$0.10
333-11237	August 30, 1996	General Growth Management Savings Plan	500,000	$0.10
333-07241	June 28, 1996	General Growth Properties, Inc. 1993 Stock Incentive Plan, as amended	1,000,000	$0.10

Commencing on April 16, 2009, GGP, Inc. (f/k/a General Growth Properties, Inc.) (“Old GGP”) and certain of its domestic subsidiaries (collectively, the “Debtors”) filed voluntary petitions for relief under Chapter 11 of Title 11 of the United States Code (“Chapter 11”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”).  As of October 21, 2010, 126 Debtors, including Old GGP, remained subject to Chapter 11 proceedings (the “TopCo Debtors”).

On October 21, 2010, the Bankruptcy Court entered an order (the “Confirmation Order”) confirming the TopCo Debtors’ third amended joint plan of reorganization under Chapter 11, as modified and supplemented (the “Plan”).

On November 9, 2010 (the “Effective Date”), the Plan became effective and the TopCo Debtors consummated their reorganization under Chapter 11 (the “Reorganization”) through a series of transactions contemplated by the Plan and emerged from Chapter 11.

Pursuant to the Plan, on the Effective Date, Old GGP transferred certain assets and liabilities of Old GGP to The Howard Hughes Corporation (“THHC”) and distributed shares of common stock of THHC to holders of shares of common stock of Old GGP and common and preferred units of GGP Limited Partnership (the “Separation”).

Pursuant to the Plan, on the Effective Date, Old GGP also changed its corporate name to “GGP, Inc.” and, as further described below, merged (the “Merger”) with and into GGP Merger Sub, Inc. (“Merger Sub”), an indirect wholly-owned subsidiary of a new company with the corporate name “General Growth Properties, Inc.” (f/k/a New GGP, Inc.) (“New GGP”), with Old GGP surviving the Merger as an indirect, wholly-owned subsidiary of New GGP.  In connection with the Merger, existing shares of common stock of Old GGP were exchanged for shares of common stock of New GGP (“New GGP Common Stock”).

On the Effective Date, Old GGP, New GGP, Merger Sub, and GGP Real Estate Holding I, Inc., a wholly-owned subsidiary of New GGP and the parent of Merger Sub, entered into an Agreement and Plan of Merger (the “Merger Agreement”).  A related Certificate of Merger (the “Certificate of Merger”) was subsequently filed with the Secretary of State of the State of Delaware and, pursuant to the Merger Agreement, the Certificate of Merger and the Plan, Old GGP merged with and into Merger Sub, with Old GGP continuing as the surviving corporation and an indirect, wholly-owned subsidiary of New GGP.  In connection with the Merger, all shares of common stock of Old GGP issued and outstanding immediately prior to the Merger were cancelled and converted into the right to receive shares of New GGP Common Stock as provided in the Plan.

As a result of the Merger, New GGP became the successor to Old GGP.  Accordingly, all offerings of Old GGP’s securities pursuant to the Plans and its existing registration statements, including the Registration Statements, have been terminated.  In accordance with an undertaking made by Old GGP in the Registration Statements to remove from registration, by means of a post-effective amendment, any securities which remain unsold at the termination of the offering, Old GGP hereby removes from registration all securities registered under the Registration Statements that remain unsold as of the date of these Post-Effective Amendments and terminates the effectiveness of the Registration Statements.  New GGP has filed a registration statement on Form S-8 with respect to the General Growth Properties, Inc. 1993 Incentive Stock Plan, the General Growth Properties, Inc. 1998 Incentive Stock Plan, and General Growth Properties, Inc. 2003 Incentive Stock Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Chicago, State of Illinois, on this 28th day of February, 2011.

GGP, INC.

By:	/s/ Andrew J. Perel
Name: Andrew J. Perel
Title: Executive Vice President and General Counsel

Pursuant to the requirements of Securities Act of 1933, these Post-Effective Amendments to the Registration Statements on Form S-8 have been signed by the following persons on this 28th day of February, 2011 in the capacities indicated.

Signature	Title

/s/ Sandeep Mathrani	Chief Executive Officer
Sandeep Mathrani	(Principal Executive Officer)

/s/ Steven J. Douglas	Executive Vice President, Chief Financial Officer and Director
Steven J. Douglas	(Principal Financial Officer and Principal Accounting Officer)

/s/ Edmund J. Hoyt	Director
Edmund J. Hoyt

/s/ Robert A. Michaels	Director
Robert A. Michaels